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Exhibit 3.41

[THE STATE OF WEST VIRGINIA SEAL]

[STAMP]

CERTIFICATE OF INCORPORATION
OF

PIONEER FUEL CORPORATION

DATED

June 21, 1974

[State of West Virginia Seal]

CERTIFICATE OF INCORPORATION

        I, EDGAR F. HEISKELL III, Secretary of State of the State of West Virginia, hereby certify that an Agreement, duly acknowledged, has been this day filed in my office, which agreement is in words and figures following:

AGREEMENT OF INCORPORATION

I.
The undersigned agree to become a corporation by the name of PIONEER FUEL CORPORATION

II.
The principal office or place of business of said corporation will be located at P. O. Drawer V, City of Beckley (25801), in the County of Raleigh and the State of West Virginia. Said corporation will have no chief works.

III.
The objects for which this corporation is formed are as follows:

1.
To manage coal properties and mines or coal mining operations and ventures, and to engage in ventures for the purchase, mining, production, processing and sale of coal.

2.
To purchase, lease or otherwise acquire lands and interests therein; to own, hold, improve and to lease out or otherwise use for income purposes, or to encumber, sell or dispose of any such real estate or improvements, or any interest therein, or to lease the same either as landlord or tenant; to purchase, construct and otherwise acquire, and to own, maintain and operate buildings of any character; and to survey, subdivide, plat and improve lands for purposes of sale or otherwise.

3.
To buy, exchange, contract for, lease, and in any and all other ways acquire, take, hold, and own personal property of every character and description, and to sell, mortgage, lease, and otherwise dispose of the same.

4.
To acquire by purchase, lease or otherwise, coal lands, coal seams and deposits and all necessary mine and mineral rights and privileges, easements and franchises for the mining, removal, operation and marketing of coal, and to operate coal mines and to manufacture any product of coal and to market the same.

5.
To cut, remove and manufacture timber, lumber or other products of timber, and to engage in the business of mining, quarrying, preparing for market and selling all mineral and mineral substances, stone and the products thereof of any sort.

6.
To conduct a general store or stores at wholesale or retail and to engage generally in the wholesale and retail mercantile business.

7.
To acquire by purchase, subscription or otherwise, and to own, hold, sell, negotiate, assign, deal in, exchange, transfer, mortgage, pledge or otherwise dispose of any shares of the capital stock, bonds, mortgages, securities or evidences of indebtedness issued or created by any other corporation or association, or of any government or political subdivision or governmental agency.

8.
To take part in the management, supervision or control of the business or operation of any company or undertaking.

9.
To purchase, hold, cancel, reissue, sell and transfer its own shares, bonds or other evidences of indebtedness.

10.
In general, to carry on any other business in connection with the foregoing powers and to have and exercise all the powers conferred by the laws of West Virginia upon corporations and to do any of the things hereinbefore set forth to the same extent as natural persons might or could do.

IV.
The amount of the total authorized capital stock of said corporation shall be Five Hundred Thousand Dollars ($500,000.00), which shall be divided into two classes, having the following rights, and subject to the following limitations:

1.
Eight Percent Cumulative Preferred Stock.    The 8% Cumulative Preferred Stock of the corporation shall consist of Two Thousand (2,000) shares of a par value of One Hundred

    Dollars ($100.00) each, the total authorized capital represented by the Preferred Stock being Two Hundred Thousand Dollars ($200,000.00).

  2.
  Common Stock.    The Common Stock of the corporation shall consist of Thirty Thousand (30,000) shares of the par value of Ten Dollars ($10.00) each, the total authorized capital represented by the Common Stock being Three Hundred Thousand Dollars ($300,000.00).

  3.
  Dividend Rights.    The holders of the 8% Cumulative Preferred Stock of the corporation shall be entitled to cumulative dividends thereon at the rate of 8% per annum on the par value thereof, and no more, payable out of surplus or net profits of the corporation, quarterly, semiannually or yearly, as and when declared by the Board of Directors, before any dividend shall be declared, set apart for or paid upon the Common Stock of the corporation. The dividends on the Preferred Stock shall be cumulative, so that if the corporation fails in any fiscal year to pay such dividends on all of the issued and outstanding Preferred Stock, such deficiency in dividends shall be fully paid, but without interest, before any dividends shall be paid on or set apart for the Common Stock of the corporation. Subject to the foregoing, the Preferred Stock shall not be entitled to participate in any other or additional surplus or net profits of the corporation.

  4.
  Dissolution or Liquidation.    In the event of the dissolution or liquidation of the corporation, or a sale of all its assets, whether voluntary or involuntary, or in event of its insolvency, or upon any distribution of its assets, there shall be paid to the holders of the Preferred Stock its par value of $100 per share plus the amount of all unpaid accrued dividends thereon, without interest, before any sums shall be paid to or any assets distributed among the holders of the Common Stock. After such payment to the holders of the Preferred Stock the remaining assets and funds of the corporation shall be divided among and paid to the holders of the Common Stock in proportion to their respective holdings of such shares.

  5.
  Voting Rights.    Except as otherwise provided by law, the holders of the Common Stock shall have and possess the exclusive right to notice of stockholders' meetings and exclusive voting rights and powers. The holders of the Preferred Stock shall not be entitled to notice of stockholders' meetings, or to vote upon the election of directors or upon any questions affecting the management or affairs of the corporation, except where such notice or vote may be required by law.

  6.
  Redemption of Preferred Stock.    The Preferred Stock may be redeemed, in whole or in part, at the option of the corporation, by vote of its Board of Directors, at any time or from time to time, at the par value thereof plus the amount of any accrued and unpaid dividends thereon to the date fixed for redemption, such sum being hereafter referred to as the redemption price. In the case of the redemption of a part only of the outstanding Preferred Stock, the corporation shall designate by lot, in such manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. At least 30 days prior to the date fixed for redemption, a written notice shall be mailed to each holder of record of Preferred Stock to be redeemed, postage prepaid, addressed to such holder at his post office address as shown on the records of the corporation, notifying such holder of the election of the corporation to redeem such shares, stating the date fixed for redemption thereof, and calling upon such holder to surrender to the corporation on such date, at the place designated, his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the date fixed in such notice of redemption, each holder of Preferred Stock to be redeemed shall present and surrender his certificate or certificates at the place designated in such notice, and thereupon the redemption price of such shares shall be payable to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the date fixed in any such notice as the date of redemption, all dividends on the Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as shareholders of the corporation, except the right to receive the redemption price, shall cease and terminate, and such shares shall not thereafter be transferred on the books of the corporation, and shall not be deemed to be outstanding for any purpose whatsoever.

  The amount of capital stock with which this corporation will commence business is One Thousand Dollars ($1,000.00), being One Hundred (100) shares of Common Stock of the par value of Ten Dollars ($10.00).

V.
The full names and addresses, including street and street numbers, if any, and the city, town or village of the incorporators, and the number of shares of Common Stock subscribed to by each is as follows:

Name and Address	Shares of Common Stock
Charles B. Stacy P. O. Box 273 Charleston, WV 25321	98
G. Thomas Battle P. O. Box 273 Charleston, WV 25321	1
Lee F. Feinberg P. O. Box 273 Charleston, WV 25321	1
VI.
The existence of this corporation is to be perpetual.

VII.
1.    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of West Virginia may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the laws of the State of West Virginia, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

2.
No contract or transaction into which this corporation enters with one or more of its directors, or with any firm of which one or more of the directors of this corporation are members, or with any other corporation or association of which one or more of the officers or directors of this corporation are officers, directors, or stockholders, shall be invalidated or in any way affected by the fact that such director or directors have or may have interests therein which are or might be adverse to the interests of this corporation, provided that such contract or transaction is entered into in good faith and in the usual course of business.

  3.
  This corporation may impose such limitations and restrictions upon the sale or transfer of its capital stock and upon the certificates evidencing such stock as it may by appropriate bylaws provide, including, but without limiting the generality hereof, provisions requiring a stockholder desiring to sell or transfer stock held by him first to offer such stock to the corporation, or to other stockholders, or to both, upon terms and conditions set forth in any bylaw or bylaws relating to such sale and transfer.

        WE, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, do make and file this Agreement; and we have accordingly hereunto set our respective hands this 20th day of June, 1974.

/s/ CHARLES B. STACY Charles B. Stacy
/s/ G. THOMAS BATTLE G. Thomas Battle
/s/ LEE F. FEINBERG Lee F. Feinberg

STATE OF WEST VIRGINIA,
COUNTY OF KANAWHA, to-wit:

        I, Ruth A. Cadle, a Notary Public of said county, do certify that CHARLES B. STACY, G. THOMAS BATTLE and LEE F. FEINBERG, whose names are signed to the writing hereto annexed, bearing date on the 20th day of June, 1974, have this day acknowledged the same before me in my said county.

        Given under my hand this 20th day of June, 1974.

        My commission expires: April 27, 1982

/s/ RUTH A. CADLE
Notary Public

        The foregoing instrument was prepared by Charles B. Stacy, P. O. Box 273, Charleston, West Virginia 25321.

OFFICE OF THE CLERK OF THE COUNTY COURT
OF RALEIGH COUNTY, WEST VIRGINIA Nov. 8, 2:18 p.m., 1974

        The foregoing INSTRUMENT OF WRITING, together with the certificate of acknowledgement thereon, was this day presented in said office and admitted to record.

RET. TO: Gobert Sayre

[ILLEGIBLE] CLERK

        Wherefore The corporators named in the said Agreement and who have signed the same, and their successors and assigns are hereby declared to be from this date a Corporation by the name and for the purposes set forth in the said agreement, with the right of perpetual succession.

        Given under my hand and the Great Seal of the said State, at the City of Charleston, this TWENTY-FIRST day of JUNE , Nineteen Hundred and SEVENTY-FOUR

[SEAL]	/s/ EDGAR F. HEISKELL III
Secretary of State.

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Exhibit 3.41